UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2007

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices)

(206) 654-0204

(Registrant's telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

During the preparation of its quarterly report on Form 10-Q for the quarterly period ended June 30, 2007, Hungarian Telephone and Cable Corp. ("the Company") determined that it had made some clerical calculation errors in 2006 related to the application of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, with respect to some embedded derivatives that are contained in certain operating contracts that the Company's subsidiaries entered into which are settled in euros.

The Company informed its former independent public accounting firm about this matter. Following a thorough review of the matter by the Company's management in consultation with the Company's former independent public accounting firm, the Company's audit committee concluded on August 14, 2007 that it would be necessary to adjust its 2006 financial statements to reflect an additional cumulative, net non-cash corrective charge of approximately $2.0 million. The Company's audit committee determined that it will be necessary to file a second amendment to its 2006 Annual Report on Form 10-K to account for such adjustment. The restatement has no effect on the Company's cash flows or liquidity. The Company expects to file the second amendment to its Annual Report on Form 10-K as soon as reasonably practicable.

In light of the restatement of the 2006 financial statements, readers should not rely on the Company's previously filed financial statements and other financial information for 2006 and each of the quarters within 2006. The Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 2007 has already been adjusted to reflect the corrections for the three and six month periods ended June 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: August 14, 2007 By: /s/ Peter T. Noone

Peter T. Noone

General Counsel